Exhibit 5.1



                                              November 13, 1995

Whitman Medical Corp.
485E U.S. Highway 1 South
Iselin, New Jersey 08830

         RE:      COMMON STOCK, NO PAR VALUE PER SHARE

Ladies and Gentlemen:

         We have acted as counsel to Whitman Medical Corp., a New Jersey corporation (the "Company"), in connection with the public issuance of shares of the Company's common stock, no par value per share (the "Common Stock"), in connection with a proposed merger of Whitman Medical Acquisition Corporation, a Delaware corporation, with M.D.J.B., Inc., a Colorado corporation ("MDJB"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") relating to the Common Stock. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that the Common Stock was duly authorized for issuance and, upon issuance and delivery to MDJB shareholders, will be fully paid and non-assessable.

         In addition, it is our opinion that, to the extent they address matters of law or legal conclusions, the statements concerning federal income tax consequences set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement are true and complete in all material respects. In rendering this opinion, we have relied on the description of the transaction as set forth in the Agreement and Plan of Merger dated as of September 12, 1995, the related Proxy Statement-Prospectus, and in the accompanying exhibits to each of those documents, and on the representations to be provided by Whitman Medical Acquisition Corporation, MDJB and certain 5% or greater shareholders of MDJB concerning certain facts underlying and relating to the proposed transaction. Further, our opinion is based upon the Internal Revenue Code of 1986, as amended (the

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"Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings of the Internal Revenue Service (the "IRS") and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possible on a retroactive basis. There is no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, and the interpretations thereof by the courts and the IRS.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."

         We are admitted to practice law in the State of New Jersey and we express no opinions as to matters under or involving any laws other than the laws of the State of New Jersey, the federal laws of the United States of America and the General Corporation Law of the State of New Jersey.


                                            Very truly yours,

                                            /s/ Robinson, St. John & Wayne

                                            ROBINSON, ST. JOHN & WAYNE

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